Exhibit 99.3

EV Energy Partners, L.P.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2006
(in thousands)

	Historical Combined	Pro Forma Adjustments	Pro Forma Combined
Revenues:
Oil and natural gas revenues	$39,927	$106,678	$146,605
Gain on derivatives, net	2,253	2,463	4,716
Transportation and marketing-related revenues	5,729	12,481	18,210
Total revenues	47,909	121,622	169,531

Operating costs and expenses:
Lease operating expenses	7,578	27,120	34,698
Cost of purchased natural gas	5,013	11,624	16,637
Production taxes	294	4,627	4,921
Exploration expenses	1,061	-	1,061
Dry hole costs	354	-	354
Impairment of unproved oil and natural gas properties	90	-	90
Asset retirement obligations accretion expense	218	451	669
Depreciation, depletion and amortization	5,568	24,415	29,983
General and administrative expenses	3,492	417	3,909
Management fees	42	100	142
Total operating costs and expenses	23,710	68,754	92,464

Operating income	24,199	52,868	77,067

Other income (expense), net	1,387	(13,893)	(12,506)

Income before income taxes and equity in income of affiliates	25,586	38,975	64,561

Income taxes	(5,809)	-	(5,809)

Equity in income of affiliates	164	-	164

Net income	$19,941	$38,975	$58,916

See accompanying notes to unaudited pro forma condensed combined statement of operations.

EV Energy Partners, L.P.
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

1. BASIS OF PRESENTATION

EV Energy Partners, L.P. (“we,” “our” or “us”) is a publicly held limited partnership that engages in the acquisition, development and production of oil and natural gas properties. We consummated the acquisition of our predecessors and an initial public offering of our common units effective October 1, 2006. Our general partner is EV Energy GP, L.P., a Delaware limited partnership, and the general partner of our general partner is EV Management, LLC, a Delaware limited liability company.

The accompanying unaudited pro forma condensed combined statement of operations gives effect to the January 2007 acquisition of oil and natural gas properties in Michigan (the “Michigan acquisition”), the March 2007 acquisition of natural gas properties in Louisiana (the “Monroe acquisition”), the June 2007 acquisition of oil and natural gas properties from Anadarko Petroleum Corporation (the “Austin Chalk Operations acquisition”) and the October 2007 acquisition of oil and natural gas properties from Plantation Operating LLC (the “Plantation acquisition”).

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 is based on our historical financial statements for the three months ended December 31, 2006, the historical financial statements of our predecessors for the nine months ended September 30, 2006, and the historical combined statements of revenues and direct operating expenses of the Michigan acquisition, the Monroe acquisition, the Austin Chalk Operations acquisition and the Plantation acquisition for the year ended December 31, 2006.

In connection with the Plantation acquisition, we hired only Plantation’s field level employees. The historical compensation expenses related to these employees is reflected in “Lease operating expenses” in the accompanying unaudited pro forma condensed combined statement of operations. We will incur management and other overhead costs in the operation of these properties, including an increase in the fee payable to EnerVest, Ltd. under our omnibus agreement of $90,000 per month.

This unaudited pro forma condensed combined statement of operations is not necessarily indicative of the results of operations that would have occurred had the acquisitions been effected on the assumed date. Additionally, future results may vary significantly from the results reflected in the pro forma condensed combined statement of operations due to normal production declines, changes in prices, future transactions, the exclusion of various operating expenses and other factors.

This unaudited pro forma condensed combined statement of operations should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and the combined statements of revenues and direct operating expenses of the Plantation Operating Divested Properties for the year ended December 31, 2006 and the nine months ended September 30, 2007.

EV Energy Partners, L.P.
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations (continued)

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

The following table summarizes unaudited pro forma combined statement of operations adjustments:

	(a)	(b)	(c)	(d)	Pro Forma Adjustments
Revenues:
Oil, natural gas and natural gas liquids revenues	$86,293	$20,385	$-	$-	$106,678
Gain on derivatives, net	2,463	-	-	-	2,463
Transportation and marketing-related revenues	12,481	-	-	-	12,481
Total revenues	101,237	20,385	-	-	121,622

Operating costs and expenses:
Lease operating expenses	23,828	3,292	-	-	27,120
Cost of purchased natural gas	11,624	-	-	-	11,624
Production taxes	2,841	1,786	-	-	4,627
Exploration expenses	-	-	-	-	-
Dry hole costs	-	-	-	-	-
Impairment of unproved oil and natural gas properties	-	-	-	-	-
Asset retirement obligations accretion expense	396	-	55	-	451
Depreciation, depletion and amortization	19,065	-	5,350	-	24,415
General and administrative expenses	417	-	-	-	417
Management fees	100	-	-	-	100
Total operating costs and expenses	58,271	5,078	5,405	-	68,754

Operating income	42,966	15,307	(5,405)	-	52,868

Other income (expense), net	10	-	-	(13,903)	(13,893)

Income before income taxes and equity in income of affiliates expense	42,976	15,307	(5,405)	(13,903)	38,975

Income taxes	-	-	-	-	-

Equity in income of affiliates	-	-	-	-	-

Net income	$42,976	$15,307	$(5,405)	$(13,903)	$38,975

(a)	Reflects the combined pro forma financial statements for the year ended December 31, 2006 for the Michigan acquisition, the Monroe acquisition and the Austin Chalk Operations acquisition.

(b)	Reflects the historical revenues and direct operating expenses of the Plantation acquisition for the year ended December 31, 2006.

(c)	Reflects incremental depletion expense and accretion expense related to the Plantation acquisition.

(d)
Reflects incremental interest expense incurred on the credit facility borrowings to finance the Michigan acquisition, the Monroe acquisition, the Austin Chalk Operations acquisition and the Plantation acquisition.